Exhibit 99.2

References below to the terms “we,” “us,” “our,” “the Company” or “REG” or other similar terms mean Renewable Energy Group, Inc. and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires.

Updated Risk Factors

The first risk factor under the heading “Risk Factors—Risks Related to Renewable Fuel and Low Carbon Fuel Incentives” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Form 10-K”) has been corrected to include the appropriate date for the table therein:

The Renewable Fuel Standard Program, a federal law requiring the consumption of qualifying biofuels, could be repealed, curtailed or otherwise changed, which would have a material adverse effect on our revenues, operating margins and financial condition.

We and other participants in the biomass-based diesel industry rely on governmental programs requiring or incentivizing the consumption of biofuels. Biomass-based diesel has historically been more expensive to produce than petroleum-based diesel fuel and these governmental programs support a market for biomass-based diesel that might not otherwise exist.

One of the most important of these programs is the RFS2, a federal law that requires that transportation fuels in the United States contain a minimum amount of renewable fuel. This program is administered by the U.S. EPA. The EPA’s authority includes setting annual minimum aggregate levels of consumption in four renewable fuel categories, including the two primary categories in which our fuel competes (biomass-based diesel and advanced biofuel). The parties obligated to comply with these required volumes under the RES2 program, referred to as the renewable volume obligation (“RVO”), are petroleum refiners and petroleum fuel importers.

The petroleum industry is strongly opposed to the RFS2 and can be expected to continue to press for changes both in the RFS2 itself and in the way that it is administered by the EPA. One key point of contention is the rate of growth in the annual RVO. The RVO for biomass-based diesel was set at steadily rising levels beginning at 1.00 billion gallons in 2012 and increasing to 2.00 billion gallons in 2017. However, growth in the RVO for biomass-based diesel was constrained from 2017 through 2019, as the biomass-based diesel RVO increased by only 100,000 gallons from 2.00 billion to 2.10 billion gallons while the advanced biofuel RVO increased from 4.28 billion gallons to 4.92 billion gallons. For 2020 and 2021, the EPA set the biomass-based diesel RVO at 2.43 billion gallons. The 2020 advanced biofuel RVO has been set at 5.04 billion gallons which represents zero growth in the advanced biofuels category after taking into account the increase in the cellulosic volumes. We believe that growth in the annual RVOs strongly influences our ability to grow our business and supports the price of our fuel through the RINs. The EPA’s future decisions regarding the RVO will significantly influence our revenues and profit margins.

The RFS2 also grants to the EPA authority to waive a qualifying refiner’s obligation to comply with RFS2, through a small refinery exemption (“SRE”), based on a determination that the program is causing severe economic harm to that refinery. SREs can significantly harm demand for biomass-based diesel and the value of RINs. In December 2019, the EPA issued a ruling on the reallocation of the required volumes under RFS2 in an attempt to offset the effect of the SREs. The ruling detailed the intent to redistribute the exempt volumes granted through the SRE to non-exempt Obligated Parties (as defined herein). This redistribution will be calculated on a three-year rolling average, based on the U.S. Department of Energy (“DoE”) recommended relief. The EPA has consistently granted more relief through small refinery waivers than recommended by the DoE.

The table below summarizes the small refinery waiver petitions requested, granted, denied or pending and the impacted volumes as of February 18, 2021, according to the EPA’s website:

	2020	2019	2018	2017	2016	2015
Petitions received	16	32	44	37	29	28
Petitions granted	—	2	32	35	19	7
Petitions denied or withdrawn	—	—	9	1	8	18
Petitions pending	16	30	3	1	2	3
Estimated volume of fuel exempted (million gallons)	—	—	13,420	17,050	7,841	3,070
Estimated Advanced Biofuel RVO Exempted (million RINs)	—	—	318	404	157	49
Estimated Advanced Biofuel RVO Exempted (% of Advanced biofuels RVOs)	—%	—%	7.4%	9.4%	4.3%	1.7%

We believe that the increase in small refinery waivers granted in 2018 for the 2016 and 2017 RVO years and in 2019 for the 2018 RVO year significantly affected the demand and price of RINs as the average price of D4 (Biomass-based diesel classification) RINs fell from $0.57 to $0.40 during 2019 according to OPIS data. If the EPA continues this practice, it will harm demand and price of RINs and thus our profitability.

Subsequent to the EPA’s December 2019 ruling, in January 2020, the 10th Circuit Court of Appeals issued a ruling invalidating the process the EPA had been using to grant SREs. The EPA also denied 54 retroactive waivers filed for periods 2011-2018. There are 14 remaining waivers that are still to be decided on by the EPA. We believe these actions have increased RIN values. In January 2021, the Supreme Court of the United States agreed to review the 10th Circuit Court’s ruling on the SRE matter. There is no certainty of the outcome of the review at this time. The EPA could change their procedures to permit more SREs and that has the potential to cause further harm to RIN values.

The COVID-19 pandemic and measures to address the pandemic have severely affected demand for gasoline and diesel, reducing demand for 2020 RINs for RFS compliance. RVO compliance obligations are based on the volume of sales of gasoline and diesel of a party that is subject to RFS2’s volume requirements, or an Obligated Party. As those volumes decrease, there is a corresponding decrease in the volume of RINs required for RFS compliance. As such, if the effects of COVID-19 on fuel demand continue throughout 2021, we expect that demand for the RINs we produce will decrease and for those RINs to have lower values, which would harm our profitability.

Several Governors have petitioned the EPA to use its general waiver authority to reduce the 2020 RVO in response to COVID-19 economic disruptions. Should the EPA use its general wavier authority to reduce RVO requirements, we expect that this would harm demand for and the value of biomass-based diesel and RINs, which would harm our revenues and earnings.

As of the date of this report, the EPA has not issued the 2021 RVO. This was to be issued in 2020 and it is uncertain when the EPA will issue the RVO and at what level the 2021 RVO will be.

The U.S. Congress could repeal, curtail or otherwise change the RFS2 program in a manner adverse to us. Similarly, the EPA could curtail or otherwise change its administration of the RFS2 program in a manner adverse to us, including by not increasing or even decreasing the RVO, by waiving compliance with the RVO or otherwise. In addition, while Congress specified RFS2 volume requirements through 2022 (subject to adjustment in the rulemaking process), beginning in 2023 required volumes of renewable fuel will be largely at the discretion of the EPA (in coordination with the Secretary of Energy and Secretary of Agriculture). We cannot predict what changes, if any, will be instituted or the impact of any changes on our business, although adverse changes could seriously harm our revenues, earnings and financial condition.

The first risk factor under the heading “Risk Factors—Risks Related to Our Business Operations and the Markets in which We Operate” in Part I, Item 1A of the 2020 Form 10-K has been updated to read in its entirety as set forth below:

The COVID-19 pandemic may adversely impact our business.

The COVID-19 pandemic has negatively impacted the global economy. While we did not incur significant, unmanageable operational or financial disruptions during the year ended December 31, 2020 from the COVID-19 pandemic and measures to address the pandemic, the extent to which the COVID-19 pandemic may adversely impact our business depends on future developments, which are highly unpredictable.

We cannot predict the degree to, or the time period over, which our sales and operations will be affected by this outbreak, and the effects could be material. The impacts include, but are not limited to:

•	a significant decline in demand for our products due to market disruptions, resulting in a decline in sales and prices;

•	limitations of feedstocks, price volatility, or disruptions to our suppliers’ operations;

•	the complete or partial closure of one or more of our manufacturing facilities;

•	the interruption of our distribution system, or temporary or long-term disruption in our supply chains, or delays in the delivery of our product;

•	suspension of renewable fuel and/or low carbon fuel policies;

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limitations on our ability to operate our business as a result of federal, state or local regulations, including any changes to the designation of our business as “essential” by the US Department of Homeland Security;

•	decreases in the demand for and price of RINs and LCFS credits as a result of reduced demand for petroleum-based gasoline and diesel fuel; and

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our management of the impact of COVID-19 has and will continue to require significant investment of time and may cause the Company to divert or delay the application of its resources toward other or new initiatives or investments, which may cause a material adverse impact on the results of operations.

The extent of the impact of the COVID-19 pandemic on our business, including our planned capacity expansion at our Geismar, Louisiana facility, is highly uncertain, as information is evolving with respect to the duration and severity of the pandemic. We cannot reasonably estimate the duration and severity of the COVID-19 pandemic, or its impact, which may be significantly harmful to our operations and profitability.

The twenty-first risk factor under the heading “Risk Factors—Risks Related to Our Business Operations and the Markets in which We Operate” in Part I, Item 1A of the 2020 Form 10-K has been updated to read in its entirety as set forth below:

Failure to comply with governmental and state regulations, including EPA requirements relating to RFS2, BTC, LCFS and other programs or new laws designed to deal with climate change, could result in the imposition of higher costs, penalties, fines, or restrictions on our operations and remedial liabilities.

The biomass-based diesel industry is subject to extensive federal, state and local laws and regulations, and we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination, and regardless of whether current or prior operations were conducted consistent with the accepted standards of practice. Many of our assets and plants were acquired from third parties and we may incur costs to remediate property contamination caused by previous owners. In addition, we are subject to similar laws and regulations in Europe and Canada for the renewable fuels we sell there. Compliance with these laws, regulations and obligations could require substantial capital expenditures.

Changes in environmental laws and regulations occur frequently, and changes resulting in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance. In January 2021, the Biden administration issued an executive order directing all federal agencies to review and take action to address any federal regulations, orders, guidance documents, policies and any similar agency actions promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded.

Climate change continues to attract considerable attention globally. Numerous proposals have been made and could continue to be made at the international, national, regional, state and local levels of government to monitor and limit existing emissions of GHGs as well as to restrict or eliminate future emissions. In January 2021, the Biden administration issued another executive order focused on addressing climate change. Among other things, the 2021 climate change executive order directed the federal government to identify “fossil fuel subsidies” to take steps to ensure that, to the extent consistent with applicable law, federal funding is not directly subsidizing fossil fuels. As a result, our operations are subject to a series of regulatory, litigation and financial risks associated with the production and transportation of biofuel products and emission of GHGs. The potential effects of GHG emission limits on our business are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, and the nature of any market-based or tax-based mechanisms adopted to facilitate reductions. Compliance with changes in laws and regulations relating to climate change could increase our costs of operating and could require us to make significant financial expenditures that cannot be predicted with certainty at this time. We are subject to various laws and regulations including RFS2, BTC, LCFS, and other programs, that are highly complex and continuously evolving, and require us to periodically update our systems to maintain compliance, which could require significant expenditures. In 2014, the EPA issued a final rule to establish a quality assurance program and the EPA also implemented regulations related to the generation and sale of biomass-based diesel RINs. Any violation of these regulations by us, could result in significant fines and harm our customers’ confidence in the RINs we issue, either of which could have a material adverse effect on our business.

The first risk factor under the heading “Risk Factors—Risks Related to Our Common Stock” in Part I, Item 1A of the 2020 Form 10-K has been updated to read in its entirety as set forth below:

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include the following:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in the performance or market valuations of other companies engaged in our industry;

•	issuance of new or updated research reports by securities or industry analysts;

•	changes in financial estimates by us or of securities or industry analysts;

•	investors’ general perception of us and the industry in which we operate;

•	investors’ reactions to our press releases, other public announcements and filings with the SEC;

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changes in the political climate in the industry in which we operate, existing laws, regulations and policies applicable to our business and products, including RFS2, and the continuation or adoption or failure to continue or adopt renewable energy requirements and incentives, including the BTC;

•	other regulatory developments in our industry affecting us, our customers or our competitors;

•	announcements of technological innovations by us or our competitors;

•	announcement or expectation of additional financing efforts, including sales or expected sales of additional common stock;

•	additions or departures of key management or other personnel;

•	litigation involving us or our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	general market conditions in our industry;

•	the effects of the COVID-19 pandemic and measures to address the pandemic;

•	whether our shares are included in stock market indexes such as the S&P SmallCap 600 index; and

•	general economic and market conditions, including continued dislocations and downward pressure in the capital markets.

In addition, stock markets experience significant price and volume fluctuations from time to time that are not related to the operating performance of particular companies. These market fluctuations may have material adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. For example, we are currently subject to putative class action lawsuits in federal court alleging federal securities law violations in connection with our February 2021 restatement of our financial statements. These current lawsuits, and any securities litigation that may be instituted against us in the future, could result in substantial costs, regardless of the outcome of the litigation, and divert resources and our management’s attention to our business. In addition, the occurrence of any of the factors listed above, among others, may cause our stock price to decline significantly, and there can be no assurance that our stock price would recover. As such, you may not be able to sell your shares at or above the price you paid, and you may lose some or all of your investment.